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Exhibit 99.1

        NEWS RELEASE

FOR IMMEDIATE RELEASE

HOSTOPIA REPORTS SECOND QUARTER
FINANCIAL RESULTS

        Continued revenue growth from existing and new customers

Mississauga, Ontario — November 15, 2006 — Hostopia.com Inc. (TSX: H), a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence, today, reported its financial results for its second quarter ended September 30, 2006. All figures are in U.S. dollars unless otherwise stated.

"We had a very successful second quarter and are very excited about our continued progress on a number of fronts," said Colin Campbell, Chief Executive Officer. "During the quarter we entered into agreements with a number of new customers. We also made great progress developing search engine optimization, enhanced site creation software, and collaborative e-mail services. In addition, we recently launched Website Experts our website design service," Mr. Campbell added.

"We are also thrilled that on November 10, subsequent to the end of the quarter, Hostopia became a public company. The net proceeds from our IPO will allow us to invest in technology and geographic expansion to further accelerate the growth of our web hosting and application services."

Business Highlights

  •
  Quarterly revenue increases 29% year over year (96.7% monthly recurring revenue)

  •
  26th quarter of consecutive revenue growth

  •
  End-user growth of 32% quarterly year over year to over 237,000

  •
  Signed 16 new customer contracts including Aliant, McLeod and Talk Talk

  •
  Subsequent to quarter end signed a new customer contract in the U.K. with BT (British Telecommunications PLC)

  •
  Completed CDN$25,200,000 initial public offering, on November 10, 2006

"Business is showing significant momentum and we are excited by our recent customer wins. In particular, our recent win with BT represents a significant opportunity to establish ourselves in the U.K. market," said Mr. Campbell. "During the second quarter we began investing in our technology infrastructure and services in order to be in a position to rapidly deploy our services to these new customers."

Financial Results

Revenues increased 29% or $1.3 million to $5.6 million in the three months ended September 30, 2006 compared to the same period last year. This growth in revenues was due to a 32% or 57,900 increase in the number of end-users hosted and serviced since September 30, 2005. At September 30, 2006, the company had approximately 237,000 end-users utilizing its services. Growth in end-users has come from both existing customers that added new end-users, as well as the acquisition of new customers and their end-users.

Basic and diluted net income per common share for the second quarter was $0.10 and $0.07 respectively, compared to $0.13 and $0.08 for the same period last year. For the six months ended September 30, 2006, basic and diluted net income per common share was $0.21 and $0.15 respectively, compared to $0.21 and $0.14 for the six months ended September 30, 2005. Earnings were slightly lower year over year as a result of the investment required to prepare the business for our new customer additions and higher research and development expenses related to the development of new web services and enhanced software and service offerings.

Conference Call Information

Hostopia will hold its second quarter conference call on Wednesday, November 15, 2006, at 8.30 a.m. ET. Colin Campbell, Chief Executive Officer and Michael Mugan, Chief Financial Officer, will discuss financial results and performance for the three months ended September 30, 2006.

To access the call, please dial 416-915-5762 or 1-800-733-7571. The conference call will also be accessible via webcast at:

http://events.onlinebroadcasting.com/hostopia/111506/index.php

A replay of the conference call will be available as of 10.30 a.m. ET, November 15, 2006 until midnight, November 22, 2006. To access the replay, call 416-640-1917 or 1-877-289-8525, followed by passcode 21209768#.

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This press release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. Our actual results could differ materially from those anticipated in these forward-looking statements and forward-looking information upon completion of the review of our third quarter results by our independent registered public accounting firm. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net subscriber additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth under the caption "Risk Factors" in Hostopia's Quarterly Report on Form 10-Q for the year quarter ended September 30, 2006, as filed with the Securities and Exchange Commission. These filings are available on a Website maintained by the Securities and Exchange Commission at www.sec.gov. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Further information:

Paul D. Engels
Executive Vice President
Hostopia.com Inc.
Tel: 905 671-7204

Financial Highlights

The following is a summary of financial data provided in the company's Quarterly Report on Form 10-Q for the three and six months ended September 30, 2006. Please refer to this filed document for a more complete explanation of the company's results.

Hostopia.com Inc.

Consolidated Balance Sheets
(Expressed in U.S. dollars)

	September 30, 2006	March 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,387,093	$3,038,217
Trade accounts receivable, net of allowance for doubtful accounts of $106,362 (March 31, 2006 — $48,650)	1,395,276	1,568,103
Deferred tax assets	—	83,000
Prepaid expenses	380,485	268,969

Total current assets	4,162,854	4,958,289
Property and equipment, net of accumulated amortization of $5,109,254 (March 31, 2006 — $4,273,828)	3,310,037	3,173,715
Other assets	61,821	60,699
Intangible assets, net of accumulated amortization of $1,184,317 (March 31, 2006 — $842,272)	2,012,575	1,608,605
Deferred tax assets	669,000	481,000
Deferred initial public offering costs	1,202,400	—

Total assets	$11,418,687	$10,282,308

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$463,962	$272,456
Accrued liabilities	717,147	511,525
Payroll and other taxes payable	7,943	25,881
Income taxes payable	24,000	155,000
Current portion of deferred lease inducements	79,900	79,900
Deferred revenue	904,511	923,206
Current portion of long-term liability (note 4)	260,000	260,000

Total current liabilities	2,457,463	2,227,968
Deferred lease inducements	271,808	298,538
Long-term liability (note 4)	146,350	243,639

Total liabilities	2,875,621	2,770,145
Series A redeemable, convertible preferred shares: (note 6)
Authorized:
10,000,000 Series A redeemable, convertible preferred shares
Issued and outstanding:
2,127,658 Series A preferred shares, redeemable at $2.35 per share	5,228,763	5,170,448
Stockholders' equity:
Capital stock:
Authorized:
30,000,000 common shares, par value $0.0001
Issued and outstanding:
4,032,873 common shares	216,362	216,362
Additional paid-in capital	3,412,119	3,384,339
Deferred stock-based compensation	—	(26,179)
Accumulated other comprehensive loss	(43,881)	(43,881)
Deficit	(270,297)	(1,188,926)

Total stockholders' equity	3,314,303	2,341,715

Total liabilities and stockholders' equity	$11,418,687	$10,282,308

Hostopia.com Inc.

Consolidated Statements of Operations
(Expressed in U.S. dollars — except per share amounts)
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005
Revenues:
Webhosting and applications services	$5,406,362	$4,176,633	$10,625,782	$8,088,799
Other services	179,141	143,371	361,257	302,371

Total revenues	5,585,503	4,320,004	10,987,039	8,391,170
Cost of revenues:
Webhosting and applications services	637,908	414,578	1,200,680	800,311
Other services	84,387	49,203	169,103	107,401

Total cost of revenues	722,295	463,781	1,369,783	907,712

Gross profit	4,863,208	3,856,223	9,617,256	7,483,458
Expenses:
Sales and marketing (a)	1,144,907	904,950	2,347,257	1,956,962
Research and development (a)	782,499	498,043	1,494,984	987,261
Project management (a)	423,339	328,592	839,797	642,304
Technical support (a)	794,331	529,076	1,473,207	1,030,242
General and administrative (a)	431,362	353,480	822,681	686,036
Amortization of intangible assets	183,623	67,646	342,045	126,429
Amortization of property and equipment	452,683	333,723	850,943	667,458

	4,212,744	3,015,510	8,170,914	6,096,692

Income before the undernoted	650,464	840,713	1,446,342	1,386,766
Interest income	18,170	4,454	39,699	8,601
Interest expense	(4,206)	(4,566)	(8,412)	(4,566)

	13,964	(112)	31,287	4,035

Income before income taxes	664,428	840,601	1,477,629	1,390,801
Income taxes (recovery):
Current	341,000	303,000	747,000	490,000
Deferred	(117,000)	—	(148,000)	—

	224,000	303,000	559,000	490,000

Net income	$440,428	$537,601	$918,629	$900,801

Net income per share (note 5)
Basic	$0.10	$0.13	$0.21	$0.21
Diluted	0.07	0.08	0.15	0.14

Weighted average number of common shares outstanding:
Basic	4,032,406	4,032,336	4,032,371	4,032,336
Diluted	6,310,070	6,658,253	6,310,035	6,648,562

(a) Stock-based compensation is included in operating expenses as follows:
Sales and marketing	$31,970	$4,989	$66,285	$9,978
Research and development	5,163	—	10,606	—
Project management	2,819	—	5,855	—
Technical support	4,294	—	8,838	—
General and administrative	9,130	—	18,891	—

	$53,376	$4,989	$110,475	$9,978

Hostopia.com Inc.

Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

	Six months ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$918,629	$900,801
Items which do not involve cash:
Amortization	1,192,988	793,887
Stock-based compensation	110,475	9,978
Non-cash interest	8,412	—
Deferred income taxes	(105,000)	440,000
Deferred lease inducements	(26,730)	10,504
Change in operating assets and liabilities:
Trade accounts receivable	172,827	(1,111,405)
Prepaid expenses	(111,516)	21,409
Other assets	—	(13,234)
Accounts payable	191,506	(73,402)
Accrued liabilities	205,622	78,156
Payroll taxes and other taxes payable	(17,938)	680
Income taxes payable	(131,000)	—
Deferred revenue	(18,695)	34,724

Cash flows from operating activities	2,389,580	1,092,098
Cash flows from financing activities:
Issue of common shares on exercise of stock options	1,799	—
Repayment of long-term liability	(105,701)	—
Deferred initial public offering costs	(1,202,400)	—

Cash flows used in financing activities	(1,306,302)	—
Cash flows from investing activities:
Acquisition of property and equipment	(987,263)	(821,881)
Acquisition of intangible assets	(746,015)	(189,699)

Cash flows used in investing activities	(1,733,278)	(1,011,580)
Effect of currency translation on cash balances	(1,124)	—

Increase (decrease) in cash and cash equivalents	(651,124)	80,518
Cash and cash equivalents, beginning of period	3,038,217	1,897,230

Cash and cash equivalents, end of period	$2,387,093	$1,977,748

Supplemental cash flow information:
Interest	$—	$4,566
Income taxes paid	795,000	—

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Hostopia.com Inc. Consolidated Balance Sheets (Expressed in U.S. dollars)
Hostopia.com Inc. Consolidated Statements of Operations (Expressed in U.S. dollars — except per share amounts) (Unaudited)
Hostopia.com Inc. Consolidated Statements of Cash Flows (Expressed in U.S. dollars) (Unaudited)